EXHIBIT 1

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is made and entered into as of June 25, 2014, by and among GP.com Holding Company, LLC, a Florida limited liability company, Steven E. Leber, Joseph E. Bernstein and Dr. Robert Cohen (collectively, the “Reporting Persons”). Reference is hereby made to the Statement of Beneficial Ownership on Schedule 13D filed with the Securities and Exchange Commission by the Reporting Persons on March 2, 2012 (the “Schedule 13D”).

WHEREAS, the Reporting Persons entered into a Joint Filing Agreement, dated February 29, 2012 (the “Joint Filing Agreement”), pursuant to which the Reporting Persons agreed to prepare jointly and file timely the Schedule 13D and any and all amendments thereto with respect to their respective beneficial ownership of the common stock, par value $0.01 per share, of Grandparents.com, Inc., a Delaware corporation (the “Common Stock”); and

WHEREAS, the Reporting Persons now mutually desire to terminate the Joint Filing Agreement.

NOW, THEREFORE, the Reporting Persons hereby agree as follows:

1. Termination of Joint Filing Agreement. Upon the filing of Amendment No. 1 to the Schedule 13D (the “Effective Time”), the Joint Filing Agreement is hereby terminated and each of the Reporting Persons hereby expressly acknowledges and confirms that, as of the Effective Time, the Joint Filing Agreement will automatically terminate and cease to be of further effect with no further action required.

2. Further Amendments to Schedule 13D. From and after the Effective Time, no Reporting Person shall have any obligation to file, except on his, her or its own behalf, as applicable, any amendment to the Schedule 13D that may be required, in accordance with the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, with respect to the Common Stock.

4. Release and Discharge. As of the Effective Time, each of the Reporting Persons hereby mutually and unconditionally releases and discharges the other Reporting Persons, as applicable from all obligations under the Joint Filing Agreement to which each is a party.

5. Counterparts . This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

GP.com Holding Company, LLC

By:	/s/ Steven E. Leber
	Name:	Steven E. Leber
	Title:	Member of Management Committee

/s/ Steven E. Leber
Steven E. Leber

/s/ Joseph E. Bernstein
Joseph E. Bernstein

/s/ Robert Cohen
Dr. Robert Cohen